================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 1)


                              iXL ENTERPRISES, INC.
                                (Name of Issuer)


    COMMON STOCK, $.01 PAR VALUE                             450718 10 1
   (Title of class of securities)                           (CUSIP number)


                              NANCY E. BARTON, ESQ.
                      GENERAL ELECTRIC CAPITAL CORPORATION
                               260 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                FEBRUARY 7, 2000
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)
                              (Page 1 of 21 Pages)

================================================================================



NY2:\869708\02\$N2K02!.DOC\47660.1655

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 2 of 21
---------------------------- ----------------------------------------              -------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GE CAPITAL EQUITY INVESTMENTS, INC.
                    I.R.S. IDENTIFICATION NOS.                                     06-1268495
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          2,500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     2,500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       2,500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [X]
                                 Excludes warrants to purchase 1,500,000 shares of Common Stock held by
                                 GE Capital Equity Investments, Inc., which are not exercisable within
                                 60 days.

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          3.5%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 3 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC CAPITAL CORPORATION
                    I.R.S. IDENTIFICATION NOS.                                     13-1500700
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            2,704,159 (SEE ITEM 5)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          3,000,000
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       2,704,159 (SEE ITEM 5)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     3,000,000

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       5,704,159 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [X]
                                 Excludes warrants to purchase 1,500,000 shares of Common Stock held by
                                 GE Capital Equity Investments, Inc., which are not exercisable within
                                 60 days.

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          8.0%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 4 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         GENERAL ELECTRIC CAPITAL SERVICES, INC.
                    S.S. OR I.R.S. IDENTIFICATION NO.                              06-1109503
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            DISCLAIMED (SEE 11 BELOW)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          DISCLAIMED (SEE 11 BELOW)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       DISCLAIMED (SEE 11 BELOW)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     DISCLAIMED (SEE 11 BELOW)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       BENEFICIAL OWNERSHIP OF ALL SHARES DISCLAIMED BY
                                                                                   GENERAL ELECTRIC CAPITAL SERVICES, INC.
------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          NOT APPLICABLE
                                                                                                                 (SEE 11 ABOVE)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 5 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY
                    I.R.S. IDENTIFICATION NOS.                                     91-6027719
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .71%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------







---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 6 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GNA CORPORATION
                    I.R.S. IDENTIFICATION NOS.                                     91-1277112
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             WASHINGTON

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]


------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .71%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 7 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GE FINANCIAL ASSURANCE HOLDINGS, INC.
                    I.R.S. IDENTIFICATION NOS.                                     54-1829180
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .71%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------







---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 8 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         TRUSTEES OF GENERAL ELECTRIC PENSION TRUST
                    S.S. OR I.R.S. IDENTIFICATION NO.                              14-6015763
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               00

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .71%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         EP

------------------- ------------------------------------------------- --------------------------------------------------------------







---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 9 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC INVESTMENT CORPORATION, AS INVESTMENT
                                                                      MANAGER OF GEPT (AS DEFINED BELOW)
                    I.R.S. IDENTIFICATION NOS.                                     22-2152310
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .71%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         IA, CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 10 of 21
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         GENERAL ELECTRIC COMPANY
                    S.S. OR I.R.S. IDENTIFICATION NO.                              14-0689340
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [X]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            DISCLAIMED (SEE 11 BELOW)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          DISCLAIMED (SEE 11 BELOW)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       DISCLAIMED (SEE 11 BELOW)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     DISCLAIMED (SEE 11 BELOW)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       BENEFICIAL OWNERSHIP OF ALL SHARES DISCLAIMED BY
                                                                                   GENERAL ELECTRIC COMPANY
------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          NOT APPLICABLE
                                                                                                                 (SEE 11 ABOVE)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------

                     This statement constitutes Amendment No. 1 to the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by GE Capital Equity Investments, Inc., a Delaware corporation ("GECEII"), General Electric Capital Corporation, a New York corporation ("GE Capital"), General Electric Capital Services, Inc., a Delaware corporation ("GECS"), General Electric Capital Assurance Company, a Delaware corporation ("GECAC"), GNA Corporation, a Washington corporation ("GNA"), GE Financial Assurance Holdings, Inc., a Delaware corporation ("GEFAH"), Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), General Electric Investment Corporation, a Delaware corporation ("GEIC") and General Electric Company, a New York corporation ("GE"), with respect to the Common Stock, par value $.01 per share ("Common Stock"), of iXL Enterprises, Inc., a Delaware corporation (the "Company").


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                     (a) As of February 7, 2000, the reporting persons beneficially owned the following shares of Common Stock (percentages are based on the number of outstanding shares of Common Stock as reported by the Company in its Proxy Statement/Prospectus dated December 22, 1999):

                     (1) GECEII directly owns 2,500,000 shares of Common Stock, including 1,000,000 shares of Common Stock issuable upon the exercise of warrants which are exercisable within 60 days and excluding 1,500,000 shares of Common Stock issuable upon the exercise of warrants which are not exercisable within 60 days. The 2,500,000 shares represent approximately 3.5% of the 71,057,526 outstanding shares of Common Stock (including, for purposes of this paragraph, 1,000,000 shares of Common Stock which are issuable upon the exercise of warrants owned by GECEII which are exercisable within 60 days).

                     (2) GECAC directly owns 500,000 shares of Common Stock. The 500,000 shares represent approximately .71% of the 70,057,526 outstanding shares of Common Stock.

                     (3) By virtue of it being the owner of all of the outstanding shares of GECAC, GNA is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GECAC.

                     (4) By virtue of it being the owner of all of the outstanding shares of GNA, GFAH is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GNA.

                     (5) GE Capital directly owns 2,704,159 shares of Common Stock, including 677,500 shares issuable upon the exercise of currently exercisable warrants. The 2,704,159 shares represent approximately 3.8% of the 70,735,026 outstanding shares of Common Stock (including, for purposes of this paragraph, 677,500 shares of Common Stock which are issuable upon the exercise of currently exercisable warrants owned by GE Capital). By virtue of it being of the owner of all of the outstanding shares of GECEII and GFAH, GE Capital is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GECEII and GFAH.

                     (6) GEPT directly owns 500,000 shares of Common Stock. The 500,000 shares represent approximately .71% of the 70,057,526 outstanding shares of Common Stock.

                     (7) By virtue of it being the Investment Manager of GEPT, GEIC is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GEPT.

                     (8) GECS and GE disclaim beneficial ownership of all shares of Common Stock beneficially owned by the other reporting persons. Neither the filing of this Schedule 13D nor anything contained herein is intended as, or should be construed as, an admission that GECS or GE is the "beneficial owner" of any shares of Common Stock beneficially owned by the other reporting persons.

                     Except as disclosed in this Item 5(a) and in Item 3 above, none of GECEII, GE Capital, GECS, GECAC, GNA, GFAH, GEPT, GEIC, GE, nor, to the best of their knowledge, any of their executive officers and directors, beneficially owns any securities of the Company or presently has a right to acquire any securities of the Company.

                     (b) The response of each reporting person to Item 7 through 11 of the cover pages of this Schedule 13D relating to beneficial ownership of the shares of Common Stock are incorporated herein by reference.

                     (c) Warrants to purchase 1,000,000 shares of Common Stock held by GECEII will become exercisable on April 7, 2000. Accordingly, as of February 7, 2000, such warrants are exercisable within 60 days and the shares of Common Stock issuable upon the exercise of such warrants are deemed to be beneficially owned by GECEII.

                     Except as set forth above, none of GECEII, GE Capital, GECS, GECAC, GNA, GFAH, GEPT, GEIC, GE, nor, to the best of their knowledge, any person identified on Schedules I through IX, has effected any transaction in any securities of the Company during the past 60 days.

                     (d) Not applicable.

                     (e) Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            GE CAPITAL EQUITY INVESTMENTS, INC.

                                            By: /s/ Michael E. Pralle
                                                -------------------------------
                                                Name: Michael E. Pralle
                                                Title: President

                                            Dated:   February 15, 2000

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By: /s/ Michael E. Pralle
                                        -----------------------------------
                                        Name: Michael E. Pralle
                                        Title: Senior Vice President

                                    Dated:  February 15, 2000

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By: /s/ Michael E. Pralle *
                                        -------------------------------------
                                        Name: Michael E. Pralle
                                        Title: Attorney-in-Fact

                                    Dated:   February 15, 2000


* Power of attorney, dated as of April 30, 1998, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                                  By: /s/ Leon E. Roday
                                      -----------------------------------------
                                      Name: Leon E. Roday
                                      Title: Executive Vice President and
                                             General Counsel

                                  Dated: February 15, 2000

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             GNA CORPORATION

                             By: /s/ Leon E. Roday
                                 ---------------------------------------------
                                 Name: Leon E. Roday
                                 Title: Executive Vice President, General
                                        Counsel and Secretary


                             Dated:   February 15, 2000

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                    By: /s/ Leon E. Roday
                                        ---------------------------------------
                                        Name: Leon E. Roday
                                        Title: Executive Vice President, General
                                               Counsel and Secretary


                                    Dated:   February 15, 2000

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  GENERAL ELECTRIC PENSION TRUST

                                  By: General Electric Investment Corporation,
                                      its Investment Manager

                                  By: /s/ Michael M. Pastore
                                      -----------------------------------------
                                      Name: Michael M. Pastore
                                      Title: Vice President


                                  Dated:   February 15, 2000

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 GENERAL ELECTRIC INVESTMENT CORPORATION

                                 By: /s/ Michael M. Pastore
                                     -----------------------------------------
                                     Name: Michael M. Pastore
                                     Title: Vice President



                                 Dated:   February 15, 2000

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ Michael E. Pralle  *
                                           ------------------------------------
                                           Name: Michael E. Pralle
                                           Title: Attorney-in-Fact



                                       Dated:   February 15, 2000


* Power of attorney, dated as of April 30, 1998, by General Electric Company is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.